December 2003
                             ML MEDIA PARTNERS, L.P.
                                 CODE OF ETHICS
                           FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

     The following Code of Ethics (the "Code") of ML Media Partners, L.P. (the "Company") applies to the Company's principal executive and senior financial officers, or persons performing similar functions, regardless of whether these individuals are employed by the Company or a third party (collectively, the "Covered Officers"), each of whom is identified in Exhibit A hereto.

     All Covered Officers must:

     1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     2. Take  all  reasonable   measures  to  protect  the  confidentiality  of
        non-public information about the Company obtained or developed in connection with their activities, and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

     3. Produce full, fair, accurate, timely and understandable disclosure, in compliance with applicable accounting standards, in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission or any applicable regulatory body and in other public communications made by the Company;

     4. Act in good faith, responsibly, with due care, competence, prudence and diligence, without misrepresenting material facts or allowing one's independent judgment or decisions to be subordinated;

     5. Comply with governmental laws, rules and regulations, as well as rules and regulations of self-regulatory organizations applicable to the Company; and

     6. Promptly bring to the attention of the Disclosure Committee of the Company and to senior management any information he or she may have concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company's internal control over financial reporting, (ii) any fraud, whether or not material, or any actual or apparent conflict of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company's financial reporting, disclosures or internal control over financial reporting, or (iii) any other matters which could have a material adverse effect on the Company's ability to record, process, summarize and report financial data.

     Covered Officers shall facilitate the work of the Company's independent public auditors and shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors.

     Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, and to governmental regulators and self-regulatory organizations.

     It is the responsibility of each Covered Officer to promote compliance with
the  standards  and   restrictions   imposed  by  applicable   laws,  rules  and
regulations.

     Each Covered Officer is accountable for his or her adherence to this Code of Ethics and the Company's policies. Any violation of this Code may result in disciplinary action, including immediate dismissal.

     Any Covered Officer who believes, in the exercise of reasonable judgment after a review of the facts, that a violation of this Code has occurred shall promptly report such violation to the person serving as general counsel to ML Media Management Inc.

     Company policy prohibits retaliation against an employee who reports a violation of this Code in good faith. As provided by law, the Company is not permitted to fire, demote, suspend, harass or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee, or by the Company, relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud or a violation of any wage or discrimination laws.

     This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable thereunder. Insofar as other policies or procedures of the Company or Media Management Partners, the Company's General Partner, govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

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                                                                      Exhibit A

                                                       LIST OF COVERED OFFICERS



I. Martin Pompadur

Curtis W. Cariddi